Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2011 Results

- Total revenue increased 48% to $2.8 billion with organic revenue growth of 1% -

- EPS from continuing operations increased 19% to $0.75 -

Second Quarter Highlights

•                  EPS from continuing operations, excluding certain items, increased 2% to $0.83

•                  Risk Solutions revenue increased 9% to $1.7 billion with organic revenue growth of 2%

•                  Risk Solutions operating margin was 20.5% and the operating margin, excluding certain items, decreased 140 basis points to 19.6%

•                  HR Solutions revenue increased 244% to $1.1 billion with flat organic revenue

•                  HR Solutions operating margin was 10.6% and the operating margin, excluding certain items, decreased 90 basis points to 13.9%

•                  Repurchased 5.8 million shares of common stock for $303 million

•                  Closed the acquisition of Glenrand M·I·B, significantly strengthening Aon’s position in South Africa

CHICAGO, IL — July 29, 2011 - Aon Corporation (NYSE: AON) today reported results for the second quarter ended June 30, 2011.

Net income attributable to Aon stockholders increased 69% to $258 million or $0.75 per share, compared to $153 million or $0.54 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations increased 43% to $256 million or $0.75 per share, compared to $179 million or $0.63 per share for the prior year quarter.  Net income per share attributable to Aon stockholders from continuing operations, excluding certain items, increased 2% to $0.83, compared to $0.81 in the prior year quarter, including a $62 million increase in intangible asset amortization expense.  Certain items that impacted second quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“We delivered solid organic revenue growth in our Retail Brokerage business while delivering on the synergy savings related to Aon Hewitt,” said Greg Case, president and chief executive officer.  “While macro conditions remain challenging globally, we are firmly on track to deliver growth in 2011, our restructuring programs are delivering cost savings and we have solid financial flexibility that will continue to drive increased shareholder value, as highlighted by the repurchase of $303 million of common stock in the quarter.”

SECOND QUARTER FINANCIAL SUMMARY

Total revenue increased 48% to $2.8 billion from the prior year quarter due to a 42% increase in commissions and fees resulting from acquisitions, primarily Hewitt, net of divestitures, a 6% increase from foreign currency translation and a 1% increase in organic revenue, partially offset by lower fiduciary investment income.

Total operating expenses increased 46%, or $747 million, to $2.4 billion due primarily to the inclusion of operating expenses related to the merger with Hewitt, an estimated $102 million unfavorable impact from foreign currency translation and a $62 million increase in intangible asset amortization expense, partially offset by benefits related to the restructuring programs and a $17 million decrease in restructuring related costs.  The prior year quarter included a $49 million non-cash charge to pension expense.

Depreciation and amortization expense increased 148%, or $89 million, to $149 million compared to the prior year quarter due primarily to the inclusion of $59 million in intangible asset amortization expense and $18 million of depreciation expense as a result of the merger with Hewitt.  The Company expects intangible asset amortization related to the Hewitt merger to be approximately $241 million in 2011, $310 million in 2012, $288 million in 2013 and to continue to decline each year from 2014 through 2023.

Restructuring expenses were $14 million compared to $31 million in the prior year quarter.  In the second quarter, the Company incurred $31 million of costs under the Aon Hewitt restructuring program, primarily related to lease consolidation and workforce reduction, partially offset by the reversal of $22 million of restructuring costs accrued in prior periods under the Aon Benfield and 2007 restructuring programs as a result of the company reoccupying vacated leasehold properties.  The Company has completed all restructuring activities and incurred 100% of the total costs for the 2007 program and has incurred approximately 95% of the total costs necessary to deliver the remaining savings under the Aon Benfield program.  An analysis of restructuring-related expenses by segment and type is detailed on page 13 of this release.

Restructuring savings in the second quarter related to the 2007 restructuring program are estimated at $134 million compared to $113 million in the prior year quarter.  Of the restructuring savings in the second quarter, $113 million were related to the Risk Solutions segment.  Before any potential reinvestment of savings, the 2007 restructuring program is expected to deliver cumulative cost savings of $536 million in 2011.

Restructuring savings in the second quarter related to the Aon Benfield restructuring program are estimated at $30 million compared to $24 million in the prior year quarter.  Before any potential reinvestment of savings, the Benfield restructuring program is expected to deliver cumulative cost savings of $122 million in 2011.

Restructuring savings in the second quarter related to the Aon Hewitt restructuring program are estimated at $34 million.  The Aon Hewitt merger is expected to deliver cumulative cost savings of $355 million in 2013, including $280 million related to the restructuring program and $75 million in areas such as information technology, procurement and public company costs.

Currency fluctuations in the second quarter had a $0.03 favorable impact on adjusted net income from continuing operations per diluted share when the Company translates prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations was 24.7% in the second quarter compared to 24.5% in the prior year quarter.  The effective tax rate in the second quarter of 2011 and 2010 was favorably impacted by the resolution of an income tax audit and certain deferred tax adjustments.  The Company anticipates an effective tax rate on net income from continuing operations of 29.0% for 2011.

Discontinued operations after-tax income was $2 million in the second quarter compared to an after-tax loss of $26 million in the prior year quarter.  The prior year quarter included the settlement of legacy litigation.

Average diluted shares outstanding increased to 342.7 million in the second quarter compared to 282.6 million in the prior year quarter due primarily to the issuance of 61 million shares of common stock related to the merger with Hewitt, partially offset by the Company’s share repurchase program.  The Company has approximately $1.4 billion remaining under the share repurchase program.

SECOND QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the second quarter of 2011 and 2010.  The second quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Second Quarter Ended			Less:	Acquisitions,
Commissions,	Jun 30,	Jun 30,	%	Currency	Divestitures,	Organic
Fees and Other	2011	2010	Change	Impact	Other	Revenue
Retail	$1,349	$1,214	11%	6%	2%	3%
Reinsurance	367	359	2%	5%	(1)%	(2)%
Subtotal	$1,716	$1,573	9%	6%	1%	2%
Investment Income	12	14	(14)%
Total Revenue	$1,728	$1,587	9%

Risk Solutions total revenue increased 9% to $1.7 billion compared to the prior year quarter due to a 6% favorable impact from foreign currency translation, 2% organic growth in commissions and fees, and a 1% favorable impact from acquisitions and divestitures, partially offset by a decline in fiduciary investment income.

Retail Brokerage organic revenue increased 3% reflecting solid organic revenue growth both in the Americas and International businesses.  Americas organic revenue increased 3% due primarily to strong growth in Latin America and in Affinity products.  International organic revenue increased 3% driven by strong growth in Asia, New Zealand and Africa.  Reinsurance organic revenue decreased 2% due primarily to a decline in capital market transactions and advisory business, partially offset by growth in global treaty placements.

	Second Quarter Ended
	Jun 30,	Jun 30,	%
(millions)	2011	2010	Change
Revenue	$1,728	$1,587	9%
Expenses
Compensation and benefits	967	909	6%
Other expenses	406	373	9%
Total operating expenses	1,373	1,282	7%

Operating income	$355	$305	16%
Operating margin	20.5%	19.2%

Operating income - adjusted	$338	$334	1%
Operating margin - adjusted	19.6%	21.0%

Compensation and benefits for the second quarter increased 6%, or $58 million, compared to the prior year quarter due to a $57 million unfavorable impact from foreign currency translation, a $17 million increase from acquisitions, primarily Glenrand M·I·B, net of divestitures, and organic revenue growth, partially offset by benefits related to the restructuring programs and a $14 million decrease in restructuring related costs.  Other expenses for the second quarter increased 9%, or $33 million, due to a $28 million unfavorable impact from foreign currency translation, $16 million of lease termination costs, an $11 million increase from acquisitions, primarily Glenrand M·I·B, net of divestitures, and organic revenue growth, partially offset by a $32 million decrease in restructuring related costs.

Second quarter operating income increased 16% to $355 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 1%, or $4 million, to $338 million compared to the prior year quarter. Operating margin in the second quarter decreased 140 basis points to 19.6% compared to the prior year quarter due primarily to a 90 basis point impact from lease termination costs, a 30 basis point impact from a decline in investment income and a 20 basis point impact from foreign currency translation.

HR SOLUTIONS

(millions)	Second Quarter Ended			Less:	Less: Acquisitions,
Commissions,	Jun 30,	Jun 30,	%	Currency	Divestitures,	Organic
Fees and Other	2011	2010	Change	Impact	Other	Revenue
Consulting Services	$546	$265	106%	6%	100%	—
Outsourcing	550	51	978%	5%	973%	—
Intersegment	(6)	—	N/A	N/A	N/A	N/A
Subtotal	$1,090	$316	245%	6%	239%	—
Investment Income	—	1	(100)%
Total Revenue	$1,090	$317	244%

HR Solutions total revenue increased 244% to $1.1 billion compared to the prior year quarter due to acquisitions, primarily Hewitt, net of divestitures and a 6% favorable impact from foreign currency translation.  Organic revenue in Consulting Services was flat as growth in global compensation and investment management consulting was offset by a decline in U.S. retirement and health and benefits consulting.  Organic revenue in Outsourcing was flat as new client wins and growth in point solutions revenue was offset by price compression and a decline in project-related revenue.

	Second Quarter Ended
	Jun 30,	Jun 30,	%
(millions)	2011	2010	Change
Revenue	$1,090	$317	244%
Expenses
Compensation and benefits	622	194	221%
Other expenses	353	78	353%
Total operating expenses	975	272	258%

Operating income	$115	$45	156%
Operating margin	10.6%	14.2%

Operating income - adjusted	$151	$47	221%
Operating margin - adjusted	13.9%	14.8%

Compensation and benefits for the second quarter increased 221%, or $428 million, from the prior year quarter due primarily to the inclusion of Hewitt operating expenses and a $10 million unfavorable impact from foreign currency translation, partially offset by benefits related to the Aon Hewitt restructuring program.  Other expenses increased 353%, or $275 million, from the prior year quarter due primarily to the inclusion of Hewitt operating expenses, a $59 million increase in intangible asset amortization expense and $25 million of costs related to the Aon Hewitt restructuring program, partially offset by benefits related to the Aon Hewitt restructuring program.

Second quarter operating income increased 156% to $115 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 221%, or $104 million, to $151 million reflecting operating income as a result of the merger of Hewitt and cost savings related to the restructuring program, partially offset by higher intangible asset amortization expense.  Operating margin decreased 90 basis points to 13.9% versus the prior year quarter due primarily to the inclusion of Hewitt operating results and an increase in intangible asset amortization expense.

INCOME FROM CONTINUING OPERATIONS

	Second Quarter Ended
	Jun 30,	Jun 30,	%
(millions)	2011	2010	Change
Risk Solutions	$355	$305	16%
HR Solutions	115	45	156%
Unallocated expenses	(36)	(82)	56%
Operating income from continuing operations before tax	$434	268	62%
Interest income	4	4	—
Interest expense	(63)	(33)	91%
Other (expense)/income	(23)	5	(500)%
Income from continuing operations before tax	$352	$244	44%

Unallocated expenses were $36 million, a decrease of $46 million compared to prior year quarter.  The prior year quarter included a non-cash charge to pension expense of $49 million, which resulted from an adjustment to the market-related value of plan assets.  Interest income was comparable to the prior year quarter at $4 million. Interest expense increased $30 million to $63 million due primarily to an increase in the average amount of debt outstanding following the merger with Hewitt.  Other expense of $23 million in the second quarter includes a non-cash charge of $19 million as a result of the accelerated amortization of deferred financing costs associated with a repaid term credit agreement.  The second quarter also included a $13 million loss related to the company’s ownership in certain insurance investment funds and $9 million of distributions from certain private equity securities.  The prior year quarter included gains from certain investments and the sale of certain businesses.

Conference Call and Webcast Details

The Company will host a conference call on Friday, July 29, 2011 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE:AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human resource solutions and outsourcing. Through its more than 60,000 colleagues worldwide, Aon unites to deliver distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally in over 120 countries. Named the world’s best broker by Euromoney magazine’s 2008, 2009 and 2010 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on revenues in 2007, 2008 and 2009, and Aon was voted best insurance intermediary 2007-2010, best reinsurance intermediary 2006-2010, best captives manager 2009-2010, and best Employee benefits consulting firm 2007-2009 by the readers of Business Insurance. Visit http://www.aon.com for more information on Aon and http://www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the possibility that the expected efficiencies and cost savings from the merger with Hewitt

Associates Inc. (“Hewitt”) will not be realized, or will not be realized within the expected time period; the risk that the Aon and Hewitt businesses will not be integrated successfully; disruption from the merger with Hewitt making it more difficult to maintain business and operational relationships; general economic conditions in different countries in which Aon does business around the world; changes in global equity and fixed income markets that could affect the return on invested assets; fluctuations in exchange and interest rates that could influence revenue and expense; rating agency actions that could affect Aon’s ability to borrow funds; funding of Aon’s various pension plans; our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings; changes in the competitive environment; changes in commercial property and casualty markets and commercial premium rates that could impact revenues; the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon; the extent to which Aon retains existing clients and attract new businesses; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon currently provides, or will provide in the future, to clients; the extent to which Aon retains existing employees and attracts new personnel; Aon’s ability to maintain the security and privacy of confidential information belonging to its clients or their personnel; Aon’s ability to innovate and keep pace with rapid and continuing changes in technology, industry standards and client preferences; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; changes in costs or assumptions associated with our outsourcing and consulting engagements that affect the profitability of these engagements; and the ability to realize the anticipated benefits to Aon of the Benfield merger. Further information concerning Aon and its business, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s and, historically, Hewitt’s filings with the SEC. See Aon’s Annual Report on Form 10-K and Annual Report to Stockholders for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Aon does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges, transaction and integration costs and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Statements of Income.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Second Quarter Ended			Six Months Ended
(millions except per share data)	June 30, 2011	June 30, 2010	Percent Change	June 30, 2011	June 30, 2010	Percent Change
Revenue
Commissions, fees and other	$2,799	$1,883	49%	$5,547	$3,774	47%
Fiduciary investment income	12	15	(20)	23	28	(18)
Total revenue	2,811	1,898	48	5,570	3,802	47

Expenses
Compensation and benefits	1,612	1,169	38	3,209	2,332	38
Other general expenses	765	461	66	1,531	929	65
Total operating expenses	2,377	1,630	46	4,740	3,261	45
Operating income	434	268	62	830	541	53

Interest income	4	4	—	10	5	100
Interest expense	(63)	(33)	91	(126)	(67)	88
Other income (expense)	(23)	5	(500)	(6)	12	(150)
Income from continuing operations before income taxes	352	244	44	708	491	44
Income taxes (1)	87	60	45	190	121	57
Income from continuing operations	265	184	44	518	370	40

Income (loss) from discontinued operations before income taxes	1	(41)	102	5	(39)	113
Income taxes (2)	(1)	(15)	93	1	(13)	108
Income (loss) from discontinued operations	2	(26)	108	4	(26)	115

Net income	267	158	69	522	344	52
Less: Net income attributable to the noncontrolling interests	9	5	80	18	13	38
Net income attributable to Aon stockholders	$258	$153	69%	$504	$331	52%

Net income (loss) attributable to Aon stockholders:
Income from continuing operations	$256	$179	43%	$500	$357	40%
Income (loss) from discontinued operations	2	(26)	108	4	(26)	115
Net income	$258	$153	69%	$504	$331	52%
Basic net income (loss) per share attributable to Aon stockholders:
Income from continuing operations	$0.76	$0.64	19%	$1.48	$1.29	15%
Income (loss) from discontinued operations	—	(0.09)	100	0.01	(0.10)	110
Net income	$0.76	$0.55	38%	$1.49	$1.19	25%

Diluted net income (loss) per share attributable to Aon stockholders:
Income from continuing operations	$0.75	$0.63	19%	$1.45	$1.27	14%
Income (loss) from discontinued operations	—	(0.09)	100	0.01	(0.09)	111
Net income	$0.75	$0.54	39%	$1.46	$1.18	24%

Weighted average common shares outstanding - diluted	342.7	282.6	21%	344.0	281.7	22%

(1)               Tax rate for continuing operations is 24.7% and 24.5% for the second quarters ended June 30, 2011 and 2010, respectively, and 26.8% and 24.7% for the six months ended June 30, 2011 and 2010, respectively.

(2)               Tax rate for discontinued operations is not meaningful for second quarter 2011 and 34.6% for the second quarter 2010, and 23.2% and 33.0% for the six months ended June 30, 2011 and 2010, respectively.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Second Quarter Ended				Six Months Ended
(millions)	June 30, 2011	June 30, 2010	Percent Change	Organic Revenue (1)	June 30, 2011	June 30, 2010	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk Solutions	$1,716	$1,573	9%	2%	$3,354	$3,147	7%	2%
HR Solutions	1,090	316	245	—	2,207	638	246	—
Total Operating Segments	$2,806	$1,889	49%	1%	$5,561	$3,785	47%	1%

Fiduciary Investment Income
Risk Solutions	$12	$14	(14)%		$23	$27	(15)%
HR Solutions	—	1	(100)		—	1	(100)
Total Operating Segments	$12	$15	(20)%		$23	$28	(18)%

Total Revenue
Risk Solutions	$1,728	$1,587	9%		$3,377	$3,174	6%
HR Solutions	1,090	317	244		2,207	639	245
Intersegment	(7)	(6)	17		(14)	(11)	27
Total	$2,811	$1,898	48%		$5,570	$3,802	47%

(1)          Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.  Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon Corporation

Segments (Unaudited)

Risk Solutions

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2011	June 30, 2010	Percent Change	June 30, 2011	June 30, 2010	Percent Change
Revenue
Commissions, fees and other	$1,716	$1,573	9%	$3,354	$3,147	7%
Fiduciary investment income	12	14	(14)	23	27	(15)
Total revenue	1,728	1,587	9	3,377	3,174	6

Expenses
Compensation and benefits	967	909	6	1,888	1,860	2
Other general expenses	406	373	9	828	752	10
Total operating expenses	1,373	1,282	7	2,716	2,612	4

Operating income	$355	$305	16%	$661	$562	18%

Operating margin	20.5%	19.2%		19.6%	17.7%

HR Solutions

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2011	June 30, 2010	Percent Change	June 30, 2011	June 30, 2010	Percent Change
Revenue
Commissions, fees and other	$1,090	$316	245%	$2,207	$638	246%
Fiduciary investment income	—	1	(100)	—	1	(100)
Total revenue	1,090	317	244	2,207	639	245

Expenses
Compensation and benefits	622	194	221	1,275	390	227
Other general expenses	353	78	353	694	155	348
Total operating expenses	975	272	258	1,969	545	261

Operating income	$115	$45	156%	$238	$94	153%

Operating margin	10.6%	14.2%		10.8%	14.7%

Total Operating Income (Loss)

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2011	June 30, 2010	Percent Change	June 30, 2011	June 30, 2010	Percent Change
Risk Solutions	$355	$305	16%	$661	$562	18%
HR Solutions	115	45	156	238	94	153
Unallocated	(36)	(82)	56	(69)	(115)	40
Total operating income (loss)	$434	$268	62%	$830	$541	53%

Total operating margin	15.4%	14.1%		14.9%	14.2%

Aon Corporation

Reconciliation of Non-GAAP Measures - Organic Revenue (Unaudited)

	Second Quarter Ended
				Less:	Less: Acquisitions,
(millions)	June 30, 2011	June 30, 2010	Percent Change	Currency Impact (1)	Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$682	$616	11%	2%	6%	3%
International	667	598	12	11	(2)	3
Total Retail brokerage	1,349	1,214	11	6	2	3
Reinsurance brokerage	367	359	2	5	(1)	(2)
Total Risk Solutions	1,716	1,573	9	6	1	2
HR Solutions Segment:
Consulting services	546	265	106	6	100	—
Outsourcing	550	51	978	5	973	—
Intrasegment	(6)	—	N/A	N/A	N/A	N/A
Total HR Solutions	1,090	316	245	6	239	—
Total Operating Segments	$2,806	$1,889	49%	6%	42%	1%

	Six Months Ended
(millions)	June 30, 2011	June 30, 2010	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$1,214	$1,103	10%	2%	5%	3%
International	1,386	1,297	7	5	(1)	3
Total Retail Brokerage	2,600	2,400	8	4	1	3
Reinsurance brokerage	754	747	1	3	(1)	(1)
Total Risk Solutions	3,354	3,147	7	3	2	2
HR Solutions Segment:
Consulting services	1,115	540	106	3	101	2
Outsourcing	1,106	98	1,029	4	1,026	(1)
Intrasegment	(14)	—	N/A	N/A	N/A	N/A
Total HR Solutions	2,207	638	246	4	242	—
Total Operating Segments	$5,561	$3,785	47%	3%	43%	1%

(1)          Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)          Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Second Quarter Ended June 30, 2011				Six Months Ended June 30, 2011
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,728	$1,090	$(7)	$2,811	$3,377	$2,207	$(14)	$5,570

Operating income (loss) - as reported	$355	$115	$(36)	$434	$661	$238	$(69)	$830
Restructuring charges	(17)	31	—	14	(10)	54	—	44
Hewitt related costs	—	5	—	5	—	20	—	20
Operating income (loss) - as adjusted	$338	$151	$(36)	$453	$651	$312	$(69)	$894

Operating margins - as adjusted	19.6%	13.9%	N/A	16.1%	19.3%	14.1%	N/A	16.1%

	Second Quarter Ended June 30, 2010				Six Months Ended June 30, 2010
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,587	$317	$(6)	$1,898	$3,174	$639	$(11)	$3,802

Operating income (loss) - as reported	$305	$45	$(82)	$268	$562	$94	$(115)	$541
Restructuring charges	29	2	—	31	98	9	—	107
Pension adjustment	—	—	49	49	—	—	49	49
Operating income (loss) - as adjusted	$334	$47	$(33)	$348	$660	$103	$(66)	$697

Operating margins - as adjusted	21.0%	14.8%	N/A	18.3%	20.8%	16.1%	N/A	18.3%

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
(millions except per share data)	2011	2010	2011	2010
Operating income - as adjusted	$453	$348	$894	$697
Interest income	4	4	10	5

Interest expense	(63)	(33)	(126)	(67)

Other (expense) income - as reported	(23)	5	(6)	12
Loss on Debt Extinguishment	19	—	19	—
Other (expense) income - as adjusted	(4)	5	13	12

Income from continuing operations before income taxes - as adjusted	390	324	791	647
Income taxes (2)	96	89	212	169
Income from continuing operations - as adjusted	294	235	579	478
Less: Net income attributable to noncontrolling interests	9	5	18	13
Income from continuing operations attributable to Aon stockholders - as adjusted	$285	$230	$561	$465

Diluted earnings per share from continuing operations - as adjusted	$0.83	$0.81	$1.63	$1.65

Weighted average common shares outstanding - diluted	342.7	282.6	344.0	281.7

(1)         Certain noteworthy items impacting operating income in 2011 and 2010 are described in this schedule.  The items shown with the caption “as adjusted” are non-GAAP measures.

(2)         The effective tax rate for continuing operations is 24.7% and 24.5% for the second quarters ended June 30, 2011 and 2010, respectively, and 26.8% and 24.7% for the six months ended June 30, 2011 and 2010, respectively.  All adjusting items are generally taxed at the effective tax rate.  However, the second quarter and six months 2010 U.S. GAAP effective tax rate was adjusted to 27.5% and 26.1%, respectively, to exclude the impact of the 40% tax rate applied to the a $49 million U.S. pension expense adjustment for prior years.

Aon Corporation

Restructuring Plans (Unaudited) (1)

Aon Hewitt Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2010	Second Quarter 2011	Six Months 2011	Total to Date	Estimated Total
Workforce reduction	$49	$6	$24	$73	$180
Lease consolidation	3	20	25	28	95
Asset impairments	—	4	4	4	47
Other costs associated with restructuring	—	1	1	1	3
Total restructuring and related expenses	$52	$31	$54	$106	$325

Aon Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (2)	Full Year 2009	Full Year 2010	Second Quarter 2011	Six Months 2011	Total Operations to Date	Estimated Total
Workforce reduction	$32	$38	$15	$4	$11	$64	$101
Lease consolidation (3)	22	14	7	(16)	(16)	5	29
Asset impairments	—	2	2	—	—	4	4
Other costs associated with restructuring	1	1	2	—	—	3	4
Total restructuring and related expenses	$55	$55	$26	$(12)	$(5)	$76	$138

2007 Restructuring Plan

By Type:

	Actual
(millions)	Inception to 2010	Second Quarter 2011	Total
Workforce reduction	$506	$—	$506
Lease consolidation (3)	153	(5)	148
Asset impairments	39	—	39
Other costs associated with restructuring	50	—	50
Total restructuring and related expenses	$748	$(5)	$743

(1)         In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”;  lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)         Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

(3)         Includes impact of reoccupying previously vacated leased properties.  Total restructuring reversal was $22 million, of which $17 million was related to the Aon Benfield Restructuring Plan and $5 million was related to the 2007 Restructuring Plan.

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$300	$346
Short-term investments	515	785
Receivables, net	2,785	2,701
Fiduciary assets (1)	11,760	10,063
Other current assets	571	624
Total Current Assets	15,931	14,519
Goodwill	8,975	8,647
Intangible assets, net	3,484	3,611
Fixed assets, net	798	781
Investments	249	312
Other non-current assets	1,059	1,112
Total Assets	$30,496	$28,982

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$11,760	$10,063
Short-term debt and current portion of long-term debt	52	492
Accounts payable and accrued liabilities	1,557	1,810
Other current liabilities	618	584
Total Current Liabilities	13,987	12,949
Long-term debt	4,479	4,014
Pension and other post employment liabilities	1,773	1,896
Other non-current liabilities	1,792	1,817
Total Liabilities	22,031	20,676

EQUITY
STOCKHOLDER’S EQUITY
Common stock-$1 par value	386	386
Additional paid-in capital	3,946	4,000
Retained earnings	8,233	7,861
Accumulated other comprehensive loss	(1,698)	(1,917)
Treasury stock at cost	(2,469)	(2,079)
Total Aon Stockholders’ Equity	8,398	8,251
Noncontrolling interests	67	55
Total Equity	8,465	8,306
Total Liabilities and Equity	$30,496	$28,982

(1) Includes short-term investments:  2011 - $4,344, 2010 - $3,489.

Aon Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Second Quarter Ended		Six Months Ended
(millions)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$267	$158	$522	$344
Adjustments to reconcile net income to cash provided by operating activities:
(Gain) loss from sales of businesses, net	(4)	39	(4)	33
Depreciation of fixed assets	58	31	111	62
Amortization of intangible assets	91	29	182	56
Stock compensation expense	47	57	121	123
Deferred income taxes	6	(4)	17	(16)
Change in assets and liabilities:
Change in funds held on behalf of clients	315	237	742	633
Receivables, net	(126)	(43)	(18)	2
Accounts payable and accrued liabilities	24	(69)	(303)	(343)
Restructuring reserves	(26)	(17)	(54)	(18)
Current income taxes	64	(19)	122	46
Pension and other post employment liabilities	(65)	14	(146)	(41)
Other assets and liabilities	(72)	3	(131)	2
CASH PROVIDED BY OPERATIONS	579	416	1,161	883

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	79	11	96	77
Purchases of long-term investments	(14)	(5)	(20)	(15)
Net sales (purchases) of short-term investments - non-fiduciary	72	(176)	290	(79)
Net purchases of short-term investments - funds held on behalf of clients	(315)	(237)	(742)	(633)
Acquisition of businesses, net of cash acquired	(92)	(18)	(95)	(65)
Proceeds from sale of businesses	8	10	8	10
Capital expenditures	(43)	(38)	(99)	(71)
CASH USED FOR INVESTING ACTIVITIES	(305)	(453)	(562)	(776)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(303)	(50)	(653)	(100)
Issuance of stock for employee benefit plans	77	46	162	81
Issuance of debt	1,040	—	1,469	75
Repayment of debt	(1,425)	(75)	(1,504)	(77)
Cash dividends to stockholders	(49)	(41)	(100)	(82)
Dividends paid to non controlling interests	(6)	(8)	(6)	(11)
CASH USED FOR FINANCING ACTIVITIES	(666)	(128)	(632)	(114)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	10	3	(13)	50
Net (Decrease) Increase in Cash and Cash Equivalents	(382)	(162)	(46)	43
Cash and Cash Equivalents at Beginning of Period	682	422	346	217
Cash and Cash Equivalents at End of Period	$300	$260	$300	$260